UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Encore Acquisition Company

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ENCORE ACQUISITION COMPANY
777 Main Street
Suite 1400
Fort Worth, Texas 76102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Encore Acquisition Company:

Notice is hereby given that the Annual Meeting of Stockholders of Encore Acquisition Company will be held at The Ashton Hotel, Winfree Ballroom, 610 Main Street, Fort Worth, Texas 76102, on Thursday, May 3, 2007, at 9:00 a.m., Central Time. The annual meeting is being held for the following purposes:

(1) to elect eight directors;

(2) to ratify the appointment of the independent registered public accounting firm for the year ending December 31, 2007; and

(3) to transact such other business as may properly come before the meeting.

These proposals are described in the accompanying proxy materials. You will be able to vote at the annual meeting only if you were a stockholder of record at the close of business on March 15, 2007.

By Order of the Board of Directors,

Philip D. Devlin
Corporate Secretary

Fort Worth, Texas
April 5, 2007

YOUR VOTE IS IMPORTANT

Please sign, date and return the enclosed proxy promptly to ensure that your shares are voted in accordance with your wishes and a quorum is present at the annual meeting. Instead of returning the paper proxy, you may vote by telephone at 1-866-540-5760 or over the Internet by accessing http://www.proxyvoting.com/eac. To do so by either method, you will need the control numbers that are printed on your personalized proxy card or voting instruction card.

PROXY STATEMENT
CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
PROPOSALS TO BE VOTED ON PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
Summary Compensation Table
Grants of Plan-Based Awards for 2006
Outstanding Equity Awards at Year-End 2006
Option Exercises and Stock Vested
Pension Benefits
Non-Qualified Deferred Compensation
Potential Payments Upon Termination or Change-in-Control
DIRECTOR COMPENSATION
AUDIT COMMITTEE REPORT
PRINCIPAL ACCOUNTANT FEES AND SERVICES
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
STOCKHOLDER PROPOSALS
SOLICITATION OF PROXIES
STOCKHOLDER LIST
ANNUAL REPORT
HOUSEHOLDING

ENCORE ACQUISITION COMPANY
777 Main Street
Suite 1400
Fort Worth, Texas 76102

PROXY STATEMENT

2007 ANNUAL MEETING OF STOCKHOLDERS
May 3, 2007

The Board of Directors (the “Board”) of Encore Acquisition Company (“Encore”) is providing these proxy materials in connection with our annual meeting of stockholders that will be held at The Ashton Hotel, Winfree Ballroom, 610 Main Street, Fort Worth, Texas 76102, on Thursday, May 3, 2007, at 9:00 a.m., Central Time. Stockholders of record as of March 15, 2007, which is the record date established for the annual meeting by the Board, are entitled and requested to vote on the items of business described in this proxy statement. Each stockholder of record is entitled to one vote for each share registered in the stockholder’s name. As of the record date, 54,179,572 shares of our common stock were entitled to be voted at the annual meeting.

This proxy statement and the accompanying notice of annual meeting and proxy will first be sent or given to stockholders on or about April 5, 2007.

Voting Procedures

You may vote your shares in person at the annual meeting, by Internet, by telephone or by mail.

Voting in Person.  Shares held in your name as the stockholder of record may be voted in person at the annual meeting. If your shares are held in the name of a broker, trustee or another nominee (“street name”), you may vote the shares in person at the annual meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Voting by Internet.  Stockholders of record with Internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards. Most stockholders who hold shares beneficially in street name may vote by accessing the website specified on the voting instruction cards provided by their brokers, trustee or nominees. Please check the voting instruction card for Internet voting availability.

Voting by Telephone.  Stockholders of record may submit proxies by following the “Vote by Phone” instructions on their proxy cards. Most stockholders who hold shares beneficially in street name may vote by phone by calling the number specified on the voting instruction cards provided by their brokers, trustee or nominees. Please check the voting instruction card for telephone voting availability.

Voting by Mail.  Stockholders of record may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction cards provided and mailing them in the accompanying pre-addressed envelopes.

Changing Your Vote

You may change your vote at any time prior to the vote at the annual meeting, except that votes submitted through the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 2, 2007. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to our Corporate Secretary prior to your shares being voted, or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Quorum and Adjournments

The presence, in person or by proxy, of the holders of a majority of the votes eligible to be cast at the annual meeting is necessary to constitute a quorum at the annual meeting. Both abstentions and broker non-votes (described below) are counted for the purpose of determining the presence of a quorum. If a quorum is not present, the stockholders entitled to vote who are present in person or by proxy at the annual meeting have the power to adjourn the annual meeting from time to time, without notice other than an announcement at the annual meeting, until a quorum is present. At any adjourned annual meeting at which a quorum is present, any business may be transacted that might have been transacted at the annual meeting as originally notified.

Required Vote; Effect of Broker Non-Votes and Abstentions

The nominees for election as directors at the annual meeting who receive the highest number of “FOR” votes will be elected as directors. This is called plurality voting. The ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the annual meeting.

Our Corporate Governance Guidelines require any nominee for director who receives a greater number of votes “WITHHELD” from his election than votes “FOR” such election to promptly tender his resignation from the Board following certification of the stockholder vote. The Nominating and Corporate Governance Committee shall consider the resignation and recommend to the Board whether to accept it. The Board’s decision to accept or reject the resignation will be made within 90 days of the certification of the stockholder vote.

In the election of directors, you may vote “FOR” all or some of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For the other items of business, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you elect to “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.” If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board set forth below under “Board Recommendation.”

Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If specific instructions are not received, brokers may generally vote the shares in their discretion. However, the New York Stock Exchange (the “NYSE”) precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. Under the rules of the NYSE, brokers will have discretion to vote on all items scheduled to be presented at the annual meeting.

A broker non-vote has the effect of a negative vote when a majority of the issued and outstanding shares is required for approval of a particular proposal and has no effect when a majority of the shares present in person or by proxy and entitled to vote or a plurality or majority of the votes cast is required for approval. Since directors are elected by a plurality and the ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast, broker non-votes will not affect the outcome of voting on those proposals.

Because abstentions are considered votes “cast” on a proposal, abstentions will have the same effect as votes against the ratification of the appointment of our independent registered public accounting firm.

Board Recommendation

The Board recommends that you vote:

•	FOR the election of the eight persons named in this proxy statement as nominees for election to the Board. If any nominee becomes unable or unwilling to accept nomination or election, the persons acting under proxy will vote for the election of a substitute nominee that the Board recommends.

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

Voting on Other Matters

If any other business properly comes before the stockholders for a vote at the meeting, your shares will be voted in accordance with the discretion of the proxy holders: I. Jon Brumley, Jon S. Brumley and Philip D. Devlin. The Board knows of no matters, other than those described above, to be presented for consideration at the annual meeting.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

We have adopted a Code of Business Conduct and Ethics for directors, officers (including our principal executive officer, principal financial officer and principal accounting officer) and employees. We have also adopted Corporate Governance Guidelines, which, in conjunction with our certificate of incorporation, bylaws and Board committee charters, form the framework for our governance. Our Code of Business Conduct and Ethics and Corporate Governance Guidelines are available on the “Corporate Governance” section of our website at www.encoreacq.com. We will post on our website any amendments to the Code of Business Conduct and Ethics or waivers of the Code of Business Conduct and Ethics for directors and executive officers.

Stockholders may request free printed copies of the Code of Business Conduct and Ethics and the Corporate Governance Guidelines from:

Encore Acquisition Company
Attention: Corporate Secretary
777 Main Street, Suite 1400
Fort Worth, Texas 76102
(817) 877-9955

Director Independence

The Board has determined that each director nominee is independent, as defined for purposes of the listing standards of the NYSE, other than Mr. I. Jon Brumley, who is Chairman of the Board, and Mr. Jon S. Brumley, who is Chief Executive Officer and President. In making this determination, the Board affirmatively determined that each independent director or nominee had no material relationship with Encore (either directly or as a partner, shareholder or officer of an organization that has a relationship with Encore), and that none of the express disqualifications contained in the NYSE rules applied to any of them.

As contemplated by NYSE rules, the Board has adopted categorical standards to assist it in making independence determinations, under which relationships that fall within the categorical standards are not required to be disclosed in the proxy statement and their impact on independence need not be separately discussed. The Board, however, considers all material relationships with each director in making its independence determinations. A relationship falls within the categorical standards if it:

•	Is a type of relationship addressed in Item 404 of Regulation S-K under the Securities Exchange Act of 1934 (the “Exchange Act”) or Section 303A.02(b) of the NYSE Listed Company Manual, but under those rules neither requires disclosure nor precludes a determination of independence; or

•	Consists of charitable contributions by Encore to an organization where a director is an executive officer and does not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last three years.

None of the independent director nominees had relationships relevant to an independence determination that were outside the scope of the Board’s categorical standards.

Board Structure and Committee Composition

As of the date of this proxy statement, the Board has eight directors and the following four committees: (1) Audit, (2) Compensation, (3) Nominating and Corporate Governance and (4) Special Stock Award. The following table sets forth the membership on each committee:

Composition of Board Committees

Nominating and
Corporate
Name of Director	Audit	Compensation	Governance	Special Stock Award

John A. Bailey	Member
Martin C. Bowen		Member
Ted Collins, Jr.		Member	Chair
Ted A. Gardner	Chair
John V. Genova	Member
James A. Winne III		Chair	Member
Jon S. Brumley				Member

The Audit Committee held eight meetings in 2006; the Compensation Committee held three meetings and acted by unanimous written consent on one occasion in 2006; and the Nominating and Corporate Governance Committee held two meetings in 2006. The Nominating and Corporate Governance Committee met in February 2007 in connection with matters related to the 2007 annual meeting.

The Board held eight meetings in 2006. Each director attended at least 75% of all Board and applicable committee meetings in 2006. Directors are encouraged to attend annual stockholder meetings. All of our directors attended the 2006 annual meeting of stockholders.

Audit Committee.  The Audit Committee’s purpose is, among other things, to assist the Board in overseeing:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the independence, qualifications and performance of our independent registered public accounting firm; and

•	the performance of our internal audit function.

The Board has determined that all three members of the Audit Committee are independent under the listing standards of the NYSE and the rules of the Securities and Exchange Commission (the “SEC”). In addition, the Board has determined that Mr. Gardner is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K under the Exchange Act.

The report of the Audit Committee is included in this proxy statement beginning on page 32. The charter of the Audit Committee is available on the “Corporate Governance” section of our website at www.encoreacq.com. A free printed copy also is available to any stockholder who requests it from the address on page 3.

Compensation Committee.  The Compensation Committee’s functions include the following:

•	review and approve corporate goals and objectives relevant to chief executive officer compensation, evaluate the chief executive officer’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the chief executive officer’s compensation level based on this evaluation;

•	approve, or make recommendations to the Board with respect to, the compensation of other executive officers;

•	from time to time consider and take action on the establishment of and changes to incentive compensation plans and equity-based compensation plans, including making recommendations to the Board on plans, goals or amendments to be submitted for action by our stockholders;

•	administer our compensation plans that it is assigned responsibility to administer, including taking action on grants and awards, determinations with respect to achievement of performance goals and other matters provided in the respective plans;

•	review from time to time when and as it deems appropriate the compensation and benefits of non-employee directors, including compensation pursuant to equity-based plans, and approve, or recommend to the Board for its action, any changes in such compensation and benefits; and

•	produce a compensation committee report on executive compensation as required by the SEC to be included in our annual proxy statement or annual report on Form 10-K.

The Board has determined that all members of the Compensation Committee are independent under the listing standards of the NYSE.

The Compensation Committee has retained the Hay Group as an independent consultant with respect to executive compensation matters. The consultant reports to and acts at the direction of the Compensation Committee. Our management does not direct or oversee the activities of the Hay Group with respect to our executive compensation program and has not engaged the Hay Group for any other matter. The Hay Group prepares compensation surveys for review by the Compensation Committee in advance of the annual executive officer compensation review each February. The Hay Group works with our human resources function to compare compensation paid to our executive officers with compensation paid for comparable positions at companies included in the surveys. The Hay Group and our human resources function also compile annual compensation data for each executive officer.

The compensation payable to our Chairman of the Board and Chief Executive Officer is reviewed and approved by the Compensation Committee in executive session. The compensation payable to our other executive officers is recommended by the Chairman of the Board and Chief Executive Officer and reviewed and approved by the Compensation Committee.

The report of the Compensation Committee is included in this proxy statement on page 26. The charter of the Compensation Committee is available on the “Corporate Governance” section of our website at www.encoreacq.com. A free printed copy also is available to any stockholder who requests it from the address on page 3.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee’s functions include the following:

•	identify individuals qualified to become Board members, consistent with criteria approved by the Board;

•	recommend to the Board a slate of director nominees to be elected by the stockholders at the next annual meeting of stockholders and, when appropriate, director appointees to take office between annual meetings;

•	develop and recommend to the Board the corporate governance guidelines applicable to Encore;

•	oversee the Board’s annual evaluation of its performance of the Board and management; and

•	recommend to the Board membership on standing Board committees.

The Board has determined that both members of the Nominating and Corporate Governance Committee are independent under the listing standards of the NYSE.

The charter of the Nominating and Corporate Governance Committee is available on the “Corporate Governance” section of our website at www.encoreacq.com. A free printed copy also is available to any stockholder who requests it from the address on page 3.

Special Stock Award Committee.  The Board established a Special Stock Award Committee in February 2007 and appointed Jon S. Brumley as its sole member. The Special Stock Award Committee may exercise all powers and authority of the Board (concurrently with the Compensation Committee of the Board) to award restricted shares (or units representing restricted shares) of our common stock, or restricted stock, to eligible employees under the 2000 Incentive Stock Plan, subject to the following limitations:

•	the Special Stock Award Committee may not make any award of shares of restricted stock to any officer or director of Encore who is subject to the provisions of Section 16 of the Exchange Act;

•	the maximum number of shares of restricted stock that may be granted by the Special Stock Award Committee to one or more eligible employees may not exceed, in the aggregate, 25,000 shares in any calendar year (which amount may be increased as to any calendar year by action of the Compensation Committee), and no unused portion of such authorized amount shall be carried forward to another calendar year; and

•	after the initial grant of any award of shares of restricted stock by the Special Stock Award Committee, such award will then be administered by the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during 2006 or as of the date of this proxy statement is or has been an officer or employee of Encore and no executive officer of Encore served on the compensation committee or board of any company that employed any member of Encore’s Compensation Committee or Board.

Policies and Procedures for Approval of Related Person Transactions

In February 2007, the Board formally adopted a policy with respect to related person transactions to document procedures pursuant to which such transactions are reviewed, approved or ratified. The policy applies to any transaction in which (1) Encore is a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K. The Nominating and Corporate Governance Committee, with assistance from our General Counsel, is responsible for reviewing, approving and ratifying any related person transaction.

Selection of Nominees for the Board

Identifying Candidates

The Nominating and Corporate Governance Committee solicits ideas for potential Board candidates from a number of sources, including members of the Board, our executive officers, individuals personally known to the members of the Board and research. The Nominating and Corporate Governance Committee also has sole authority to select and compensate a third-party executive search firm to help identify candidates, if it deems advisable. In addition, the Nominating and Corporate Governance Committee will consider candidates for the Board submitted by stockholders. Any stockholder submission should include the candidate’s name and qualifications for Board membership and should be directed to:

Encore Acquisition Company
Attention: Corporate Secretary
777 Main Street, Suite 1400
Fort Worth, Texas 76102

Although the Nominating and Corporate Governance Committee does not require the stockholder to submit any particular information regarding the qualifications of the stockholder’s candidate, the level of consideration that the Nominating and Corporate Governance Committee will give to the stockholder’s candidate will be commensurate with the quality and quantity of information about the candidate that the nominating stockholder makes available to the committee. The Nominating and Corporate Governance Committee will consider all candidates identified through the processes described above, and will evaluate each of them on the same basis.

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders whether or not such nominee is submitted to and evaluated by the Nominating and Corporate Governance Committee. To nominate a director using this process, the stockholder must follow the procedures described under “Stockholder Proposals” below.

Evaluating Candidates

Each director candidate must meet certain minimum qualifications, including:

•	the ability to represent the interests of all stockholders and not just one particular constituency;

•	independence of thought and judgment;

•	the ability to dedicate sufficient time, energy and attention to the performance of his or her duties, taking into consideration the nominee’s service on other public company boards;

•	skills and expertise complementary to the existing Board members’ skills; and

•	a high degree of personal and professional integrity.

In addition, the Nominating and Corporate Governance Committee considers other qualities that it may deem to be desirable from time to time, such as the extent to which the candidate contributes to the diversity of the Board — with diversity being construed broadly to include a variety of perspectives, opinions, experiences and backgrounds. The Nominating and Corporate Governance Committee may also consider the ability of the candidate to work with the then-existing interpersonal dynamics of the Board and his or her ability to contribute to the collaborative culture among Board members.

Based on this initial evaluation, the Chairman of the Nominating and Corporate Governance Committee may interview the candidate, and if warranted, recommend that one or more members of the committee, other members of the Board and executives, as appropriate, interview the candidate in person or by telephone. After completing this evaluation and interview process, the committee will make a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board will determine the nominees after considering the recommendation of the Nominating and Corporate Governance Committee.

Executive Sessions

Our non-management directors include all directors other than I. Jon Brumley and Jon S. Brumley. Each of the non-management directors is also “independent” under the listing standards of the NYSE. The non-management directors meet in executive session without management participation at least three times per year. These meetings are chaired on a rotating basis by the chairmen of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Stockholder Communications

Individuals may communicate with the entire Board or with our non-management directors. Any such communication should be sent via letter addressed to the member or members of the Board to whom the communication is directed, in care of our Corporate Secretary, Encore Acquisition Company, 777 Main Street, Suite 1400, Fort Worth, Texas 76102. All such communications, other than unsolicited commercial solicitations or communications, will be forwarded to the appropriate director or directors for review.

PROPOSALS TO BE VOTED ON

PROPOSAL NO. 1

ELECTION OF DIRECTORS

There are eight nominees for election to our Board this year. All of the nominees have served as directors since the last annual meeting. Information regarding the business experience of each nominee is provided below. Each director is elected annually to serve until the next annual meeting or until his successor is elected.

If you sign your proxy or voting instruction card but do not give instructions with respect to voting for directors, your shares will be voted for the eight persons recommended by the Board. If you wish to give specific instructions with respect to voting for directors, you may do so by indicating your instructions on your proxy or voting instruction card.

All of the nominees have indicated that they will be available to serve as directors. In the event that any nominee should become unavailable, however, the proxy holders, I. Jon Brumley, Jon S. Brumley and Philip D. Devlin, will vote for a nominee or nominees designated by the Board, unless the Board chooses to reduce the number of directors serving on the Board.

Required Vote

The eight nominees for director who receive the highest number of “FOR” votes cast in person or by proxy at the annual meeting will be elected as directors. Our Corporate Governance Guidelines require any nominee for director who receives a greater number of votes “WITHHELD” from his election than votes “FOR” such election to promptly tender his resignation from the Board following certification of the stockholder vote. The Nominating and Corporate Governance Committee shall consider the resignation and recommend to the Board whether to accept it. The Board’s decision to accept or reject the resignation will be made within 90 days of the certification of the stockholder vote.

Board Recommendation

The Board recommends a vote FOR the election of each of the following nominees:

I. Jon Brumley Age 68	Mr. I. Jon Brumley has been our Chairman of the Board since inception in April 1998. He also served as our Chief Executive Officer from inception until December 2005 and President from inception until August 2002. Beginning in August 1996, Mr. Brumley served as Chairman and Chief Executive Officer of MESA Petroleum (an independent oil and gas company) until MESA’s merger in August 1997 with Parker & Parsley to form Pioneer Natural Resources Company (an independent oil and gas company). He served as Chairman and Chief Executive Officer of Pioneer until joining Encore in 1998. Mr. Brumley has also served as Chairman of XTO Energy, Inc. and President and Chief Executive Officer of Southland Royalty Company. Mr. Brumley serves as a director of Hanover Compressor Company. Mr. Brumley received a Bachelor of Business Administration from the University of Texas and a Master of Business Administration from the University of Pennsylvania Wharton School of Business. He is the father of Jon S. Brumley.

Jon S. Brumley Age 36	Mr. Jon S. Brumley has been our Chief Executive Officer since January 2006, President since August 2002 and a director since November 2001. He also held the positions of Executive Vice President — Business Development and Corporate Secretary from inception in April 1998 until August 2002 and was a director from April 1999 until May 2001. Prior to joining Encore, Mr. Brumley held the position of Manager of Commodity Risk and Commercial Projects for Pioneer Natural Resources Company. He was with Pioneer since its creation by the merger of MESA and Parker & Parsley in August 1997. Prior to August 1997, Mr. Brumley served as Director — Business Development for MESA. Mr. Brumley received a Bachelor of Business Administration in Marketing from the University of Texas. He is the son of I. Jon Brumley.

John A. Bailey Age 37	Mr. Bailey has been a director since May 2006. Mr. Bailey has been employed as a Portfolio Manager, Global Energy, at Carlyle — Blue Wave Partners Management, LP since January 2007. From March 2005 to October 2006 Mr. Bailey was employed as Vice President, Energy at Amaranth Group LLC and a consultant to Amaranth Group LLC from October 2004 until March 2005. From October 2000 until August 2004, Mr. Bailey was an equity research analyst and Vice President of Equity Research for Deutsche Bank Securities with a focus on the North American exploration and production segment of the energy industry. From May 1997 until October 2000, Mr. Bailey was part of the oil and gas equity research group at Donaldson, Lufkin & Jenrette, Inc. Mr. Bailey is also a founding director and stockholder of CrossPoint Energy Company. Mr. Bailey received a Bachelor of Arts degree in Economics and Government from Cornell University.

Martin C. Bowen Age 63	Mr. Bowen has been a director since May 2004. Since 1993, Mr. Bowen has been Vice President and Chief Financial Officer of Fine Line, a private holding company. He also serves on the Board of Directors of AZZ, Inc. and several privately held companies. In addition, he is a Director and Executive Committee Member of the Southwestern Exposition and Livestock Show and President and Chief Executive Officer of Performing Arts Fort Worth. Mr. Bowen received a Bachelor of Business Administration in Finance from Texas A&M University, a Bachelor of Foreign Trade from the American Graduate School of International Management and a J.D. from Baylor University School of Law.

Ted Collins, Jr. Age 68	Mr. Collins has been a director since May 2001. From 1988 to July 2000, he was a co-founder and president of Collins & Ware, Inc. (an independent oil and gas exploration company which was sold in July 2000). Since that time he has engaged in private oil and gas investments. Mr. Collins is a past President of the Permian Basin Petroleum Association, the Permian Basin Landmen’s Association and the Midland Petroleum Club. He currently serves as Chairman of the Midland Wildcat Committee. He is a graduate of the University of Oklahoma with a Bachelor of Science in Geological Engineering. Mr. Collins serves on the Board of Directors of Hanover Compressor Company and Energy Transfer Partners, L.P.

Ted A. Gardner Age 49	Mr. Gardner has been a director since May 2001. Mr. Gardner has been Managing Partner of Silverhawk Capital Partners (a private equity investment group) since June 2005. From June 2003 to June 2005, Mr. Gardner was an independent investor. Mr. Gardner was a Managing Partner of Wachovia Capital Partners (a private equity investment group) and a Senior Vice President of Wachovia Corporation (a provider of commercial and retail banking and trust services) from

1990 until 2003. Mr. Gardner received a Bachelor of Arts degree in Economics from Duke University and a J.D. and Masters of Business Administration from the University of Virginia. He currently serves on the Board of Directors of Kinder Morgan, Inc.

John V. Genova Age 52	Mr. Genova has been a director since May 2004. Mr. Genova has been Vice President of Corporate Planning for Tesoro Corporation (an independent petroleum refiner) since March 2006. From July 2005 to March 2006, Mr. Genova was Vice President of Performance Management for Tesoro Corporation. He also has been serving as an energy advisor for the Gerson Lehrman Group since 2004 and as a Senior Energy Advisor to Chanin Capital Partners since early 2005. From January 2005 to July 2005, Mr. Genova was an independent consultant to the energy industry. Previously, Mr. Genova was Executive Vice President — Refining and Marketing of Holly Corporation (an independent U.S. petroleum refiner) from January 2004 to December 2004. Prior to Holly, Mr. Genova worked over 27 years with ExxonMobil. From January 1999 to December 1999, he served as Vice President of the Gas Department of Exxon Company, International. From December 1999 to March 2002, he served as Director of International Gas Marketing of ExxonMobil International Limited in London. From April 2002 through 2003, Mr. Genova served as Executive Assistant to the Chairman and General Manager, Corporate Planning of ExxonMobil Corporation. Mr. Genova received a Bachelor of Science degree in Chemical and Petroleum Refining Engineering from the Colorado School of Mines.

James A. Winne III Age 55	Mr. Winne has been a director since May 2001. He has been President and Chief Executive Officer of Legend Natural Gas II, L.P. (an independent oil and gas company) since September 2004 and President and Chief Executive Officer of Legend Natural Gas III, L.P. (an independent oil and gas company) since August 2006. Mr. Winne is also non-executive Chairman of the Board of Phoenix Exploration Company, a privately held oil and natural gas exploration company. Mr. Winne was President and Chief Executive Officer of Legend Natural Gas, L.P. (an independent oil and gas company) from September 2001 until August 2004. Mr. Winne was a director of Belden & Blake Corporation (an independent oil and gas company) from September 2004 until August 2005 and served as Chairman of the Board and Chief Executive Officer of Belden & Blake from December 2004 until August 2005. From March 2001 until September 2001, Mr. Winne developed plans for a business that became Legend Natural Gas. He was formerly employed by North Central Oil Corporation (an independent oil and gas company) for 18 years and was President and CEO from September 1993 until March 2001. After attending the University of Houston, he started his career as an independent landman and also worked at Tomlinson Interest, Inc. (an independent oil and gas company) and Longhorn Oil and Gas (an independent oil and gas company) before joining North Central’s land department in January 1983. Mr. Winne is a registered land professional with 27 years of experience in the oil and gas industry.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF
THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Ernst & Young LLP as the independent registered public accounting firm to audit our consolidated financial statements as of and for the year ending December 31, 2007 and our internal control over financial reporting for the same period. During 2006, Ernst & Young LLP served as our independent registered public accounting firm and also provided certain tax and other audit-related services. Please read “Principal Accountant Fees and Services” on page 34. Representatives of Ernst & Young LLP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Required Vote

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2007 requires the affirmative vote of a majority of the votes cast on the proposal at the annual meeting. If the appointment is not ratified, the Board will consider whether it should select another independent registered public accounting firm.

Board Recommendation

Our Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 15, 2007, regarding the ownership of our common stock by:

•	all persons known by us to be beneficial owners of more than five percent of our common stock;

•	each director nominee;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Unless otherwise noted, the persons named below have sole voting and investment power with respect to such shares.

	Shares Beneficially
Name and Address of Beneficial Owner	Owned(1)	Percent of Class

5% Beneficial Owners
Wellington Management Company, LLP(2)	7,180,873	13.3%
75 State Street Boston, Massachusetts 02109
Neuberger Berman Inc.(3)	4,983,200	9.2%
605 Third Avenue New York, New York 10158
T. Rowe Price Associates, Inc.(4)	4,945,199	9.1%
100 East Pratt Street Baltimore, Maryland 21202
Baron Capital Group, Inc.(5)	4,021,375	7.4%
767 Fifth Avenue New York, New York 10153
FMR Corp.(6)	3,932,650	7.3%
82 Devonshire Street Boston, Massachusetts 02109
Barclays Global Investors, N.A.(7)	3,438,735	6.3%
45 Fremont Street San Francisco, California 94105
Directors and Named Executive Officers
I. Jon Brumley(8)	3,218,533	5.9%
Jon S. Brumley	872,241	1.6%
L. Ben Nivens	31,906	*
Thomas H. Olle	111,228	*
Robert C. Reeves	134,575	*
John A. Bailey	5,000	*
Martin C. Bowen	17,000	*
Ted Collins, Jr.	132,750	*
Ted A. Gardner	27,500	*
John V. Genova	19,500	*
James A. Winne III	27,500	*
All directors and executive officers as a group (15 persons)	4,767,123	8.7%

*	Less than 1%.

(1)	Includes options that are or become exercisable within 60 days of March 15, 2007 as follows: Mr. I. Jon Brumley (328,362), Mr. Jon S. Brumley (293,192), Mr. Nivens (3,435), Mr. Olle (71,346), Mr. Reeves (89,253), Mr. Bowen (7,500), Mr. Collins (18,000), Mr. Gardner (15,000), Mr. Genova (7,500) and Mr. Winne (18,000), and all directors and executive officers as a group (944,843) upon the exercise of stock options granted pursuant to our 2000 Incentive Stock Plan. Includes unvested restricted stock as of March 15, 2007 as follows: Mr. I. Jon Brumley (219,476), Mr. Jon S. Brumley (111,870), Mr. Nivens (21,834), Mr. Olle (32,954), Mr. Reeves (31,664), Mr. Bailey (5,000), Mr. Bowen (9,500), Mr. Collins (9,500), Mr. Gardner (9,500), Mr. Genova (9,500) and Mr. Winne (9,500), and all directors and executive officers as a group (513,947). With respect to Mr. Jon S. Brumley, includes 447,952 shares pledged as collateral pursuant to customary brokerage arrangements.

(2)	Based on a Schedule 13G filed with the SEC on February 14, 2007 by Wellington Management Company, LLP, an investment advisor (“WMC”). Such filing indicates that WMC has shared voting power with respect to 6,010,448 shares and shared dispositive power with respect to 7,149,673 shares. WMC, in its capacity as investment advisor, may be deemed to beneficially own 7,180,873 shares which are held of record by clients of WMC. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities.

(3)	Based on an amendment to Schedule 13G filed with the SEC on February 13, 2007 by Neuberger Berman Inc. (“Neuberger Inc.”), Neuberger Berman, LLC (“Neuberger LLC”), Neuberger Berman Management Inc. (“Neuberger Management”) and Neuberger Berman Equity Funds (“Neuberger Funds”). Such filing indicates that (a) Neuberger Inc. has sole voting power with respect to 300 shares, shared voting power with respect to 4,029,650 shares and shared dispositive power with respect to 4,983,200 shares, (b) Neuberger LLC has sole voting power with respect to 300 shares, shared voting power with respect to 4,029,650 shares and shared dispositive power with respect to 4,983,200 shares, (c) Neuberger Management has shared voting and dispositive power with respect to 4,029,650 shares, and (d) Neuberger Funds has shared voting and dispositive power with respect to 3,914,500 shares. Neuberger LLC and Neuberger Management serve as a sub-advisor and investment manager, respectively, of Neuberger Inc.’s various mutual funds, and may be deemed to beneficially own shares held in Neuberger Portfolio. The holdings of Lehman Brothers Asset Management LLC, an affiliate of Neuberger LLC, are also aggregated to comprise the holdings referenced herein.

(4)	Based on an amendment to Schedule 13G filed with the SEC on February 13, 2007 by T. Rowe Price Associates, Inc. (“Price Associates”). Such filing indicates that Price Associates has sole voting power with respect to 992,649 shares and sole dispositive power with respect to 4,945,199 shares. These securities are owned by various individual and institutional investors, which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(5)	Based on a Schedule 13G filed with the SEC on February 14, 2007 by Baron Capital Group, Inc. (“BCG”), BAMCO, Inc., an investment advisor (“BAMCO”), Baron Capital Management, Inc., an investment advisor (“BCM”), Baron Growth Fund, a registered investment company (“BGF”), and Ronald Baron. Such filing indicates that (a) BCG has shared voting power with respect to 3,510,875 shares and shared dispositive power with respect to 4,021,375 shares, (b) BAMCO has shared voting power with respect to 3,319,950 shares and shared dispositive power with respect to 3,804,950 shares, (c) BCM has shared voting power with respect to 190,925 shares and shared dispositive power with respect to 216,425 shares, (d) BGF has shared voting and dispositive power with respect to 3,100,000 shares, and (e) Ronald Baron has shared voting power with respect to 3,510,875 shares and shared dispositive power with respect to 4,021,375 shares. BAMCO and BCM are subsidiaries of BCG. BGF is an advisory client of BAMCO. Ronald Baron owns a controlling interest in BCG. By virtue of investment advisory agreements with their respective clients, BAMCO and BCM have been given the discretion to dispose or to direct the disposition of the securities in the advisory accounts. BCG and Ronald Baron disclaim beneficial ownership of shares held by their controlled entities (or the investment advisory clients thereof) to the extent such shares are held by persons other than BCG and Ronald Baron. BAMCO and BCM disclaim beneficial ownership of shares held by their investment advisory clients to the extent such shares are held by persons other than BAMCO, BCM and their affiliates.

(6)	Based on an amendment to Schedule 13G filed with the SEC on February 14, 2007 by FMR Corp. and Edward C. Johnson 3d, chairman of FMR Corp. Such filing indicates that FMR Corp. has sole voting power with respect to 468,800 shares and sole dispositive power with respect to 3,932,650 shares. Fidelity Management & Research Company (“Fidelity”), an investment advisor and wholly owned subsidiary of FMR Corp., is the beneficial owner of 3,396,350 shares as a result of acting as investment adviser to various investment companies. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity and the funds, each has sole dispositive power with respect to 3,396,350 shares. Fidelity Management Trust Company (“Fidelity Management”), a wholly owned subsidiary of FMR Corp., is the beneficial owner of 27,300 shares as a result of its serving as investment manager of the institutional account(s). Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management, each has sole voting and dispositive power with respect to 27,300 shares. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly owned subsidiary of FMR Corp., is the beneficial owner of 509,000 shares as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR Corp., through its control of PGATC, each has sole voting power with respect to 509,000 shares and sole dispositive power with respect to 441,500 shares.

(7)	Based on a Schedule 13G filed with the SEC on January 23, 2007 by Barclays Global Investors, N.A., (“Barclays N.A.”), Barclays Global Fund Advisors (“Barclays Fund Advisors”), Barclays Global Investors, Ltd. (“Barclays Ltd.”), Barclays Global Investors Japan Trust and Banking Company Limited (“Barclays Japan Trust”) and Barclays Global Investors Japan Limited (“Barclays Japan Ltd.”). Such filing indicates that (a) Barclays N.A. has sole voting power with respect to 2,386,626 shares and sole dispositive power with respect to 2,566,310 shares, (b) Barclays Fund Advisors has sole voting and dispositive power with respect to 872,425 shares, (c) Barclays Ltd. has no shared voting and dispositive power with respect to any shares, (d) Barclays Japan Trust has no shared voting and dispositive power with respect to any shares and (e) Barclays Japan Ltd. has no shared voting and dispositive power with respect to any shares.

(8)	Mr. Brumley is the sole officer, director and shareholder of the corporation that is the sole general partner of two limited partnerships that own a total of 2,586,921 shares. Accordingly, Mr. Brumley has sole voting and dispositive power with respect to the shares owned by these partnerships.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. We believe that, during 2006, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements, except that one Form 4 was filed late by Mr. Nivens. In making these statements, we have relied upon examination of the copies of Forms 3 and 4, and amendments thereto, provided to us and the written representations of our directors and executive officers.

EXECUTIVE OFFICERS

Our executive officers serve at the discretion of the Board. Information regarding the business experience of each of our executive officers is provided below.

I.	Jon Brumley, age 68, Chairman of the Board

Please read page 8 for information regarding Mr. I. Jon Brumley’s business experience.

Jon S. Brumley, age 36, Chief Executive Officer and President

Please read page 8 for information regarding Mr. Jon S. Brumley’s business experience.

Robert C. Reeves, age 37, Senior Vice President, Chief Financial Officer and Treasurer

Mr. Reeves has served as Senior Vice President, Chief Financial Officer and Treasurer since November 2006. From November 2006 until January 2007, Mr. Reeves also served as our Corporate Secretary. Mr. Reeves served as our Senior Vice President, Chief Accounting Officer, Controller and Assistant Corporate Secretary from November 2005 until November 2006. He served as our Vice President, Controller and Assistant Corporate Secretary from August 2000 until October 2005. He served as our Assistant Controller from April 1999 until August 2000. Prior to joining Encore, Mr. Reeves was Assistant Controller for Bristol Resources Corporation from 1998 until 1999. Prior to 1998, Mr. Reeves served as Assistant Controller for Hugoton Energy Corporation. Mr. Reeves received his Bachelor of Science degree in Accounting from the University of Kansas. He is a Certified Public Accountant.

L.	Ben Nivens, age 46, Senior Vice President and Chief Operating Officer

Mr. Nivens has been Senior Vice President and Chief Operating Officer since November 2006. From November 2005 until November 2006, Mr. Nivens served as our Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary. Mr. Nivens served as our Vice President of Corporate Strategy and Treasurer from June 2005 until October 2005. From April 2002 to June 2005, Mr. Nivens served as engineering manager and in other engineering positions. Prior to joining Encore, he worked as a reservoir engineer for Prize Energy from 1999 to 2002. From 1990 to 1999, Mr. Nivens worked in the corporate planning group at Union Pacific Resources and also served as a reservoir engineer. In addition, he worked as a reservoir engineer for Compass Bank in 1999. Mr. Nivens received a Bachelor of Science in Petroleum Engineering from Texas Tech University and a Masters of Business Administration from Southern Methodist University.

Philip D. Devlin, age 62, Senior Vice President, General Counsel and Corporate Secretary

Mr. Devlin has served as Senior Vice President, General Counsel and Corporate Secretary since January 2007. From March 1997 until January 2007, Mr. Devlin served as Vice President, General Counsel and Secretary of National Energy Group, Inc. From October 1994 through February 1997, he served as President and Chief Executive Officer of Sunrise Energy Services, Inc. From September 1984 through October 1994, he served as Executive Vice President, General Counsel and Secretary of Sunrise Energy Services, Inc. He is licensed by the State Bar of Texas, admitted to practice before the Supreme Court of the United States and is a past president and director of the Natural Gas and Electric Power Association of North Texas. Mr. Devlin earned a Bachelor of Arts degree and a Master of Arts degree from the University of California, and a Juris Doctor degree with honors from California Western School of Law, San Diego, California.

John W. Arms, age 39, Senior Vice President — Acquisitions

Mr. Arms has served as Senior Vice President — Acquisitions since February 2007. Mr. Arms served as Vice President of Business Development from September 2001 until February 2007. From November 1998 until September 2001, Mr. Arms served in various petroleum engineering positions for Encore. Prior to joining Encore in November 1998, Mr. Arms was a Senior Reservoir Engineer for Union Pacific Resources and an Engineer at XTO Energy, Inc. Mr. Arms received a Bachelor of Science in Petroleum Engineering from the Colorado School of Mines.

Thomas H. Olle, age 52, Vice President — Mid-Continent Region

Mr. Olle has served as Vice President — Mid-Continent Region since November 2006. From February 2005 until November 2006, Mr. Olle was Senior Vice President — Asset Management. Mr. Olle served as Senior Vice President, Asset Management of the Cedar Creek Anticline from April 2003 to February 2005. Mr. Olle joined Encore in March 2002 as Vice President of Engineering. Prior to joining Encore, Mr. Olle served as Senior Engineering Advisor of Burlington Resources, Inc. (an independent oil and gas company) from September 1999 to March 2002. From July 1986 to September 1999, he served as a Regional Engineer of Burlington Resources. Mr. Olle received a Bachelor of Science degree with Highest Honors in Mechanical Engineering from the University of Texas at Austin.

Kevin Treadway, age 41, Vice President — Land

Mr. Treadway has served as Vice President — Land since April 2003. From 2002 until April 2003, Mr. Treadway was Land Manager. Mr. Treadway joined Encore in 2000 as a staff landman. Prior to joining Encore, Mr. Treadway served as a Landman at Coho Resources. Mr. Treadway received a Bachelor of Science degree in Petroleum Land Management from the University of Southwestern Louisiana.

Andy R. Lowe, age 55, Vice President — Marketing

Mr. Lowe has served as Vice President — Marketing since February 2007. From May 2006 until February 2007, Mr. Lowe was Director of Marketing. Prior to joining Encore, Mr. Lowe was Vice President — Marketing for Vintage Petroleum, Inc. from December 1997 until December 2005. Mr. Lowe served as General Manager —

Marketing for Vintage Petroleum, Inc. from 1992 until December 1997. Mr. Lowe served as president of Quasar Energy, Inc. from 1990 until 1992, and Manager — Marketing, as well as various other management capacities, for Maxus Energy Corporation, formerly Diamond Shamrock Exploration Company, from 1983 until 1990. Mr. Lowe received a Bachelor of Science degree in Education from Texas Tech University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is intended to provide investors with an understanding of our compensation policies and decisions regarding our named executive officers for 2006. Our named executive officers are our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers for 2006.

Executive Compensation Philosophy

In establishing executive compensation, we believe that:

•	base salaries should be at levels competitive with peer group companies that compete with us for business opportunities and executive talent;

•	annual cash bonuses, stock option awards and restricted stock awards should reflect progress toward our short and long-term strategic and operating goals and individual performance; and

•	we should encourage significant executive stock ownership to further align executive interests to our stockholders.

Purpose of the Executive Compensation Program

Our executive compensation program has been designed to accomplish the following long-term objectives:

•	create a proper balance between building stockholder wealth and executive wealth while maintaining good corporate governance;

•	produce long-term, positive results for our stockholders;

•	align executive compensation with our performance and appropriate peer group comparisons;

•	provide market-competitive compensation and benefits that will enable us to attract, motivate and retain a talented workforce; and

•	prevent short-term inappropriate behavior to manipulate results for the purpose of increasing compensation.

Role of the Compensation Committee

Responsibilities and Authority

The Compensation Committee has overall responsibility for the compensation of our named executive officers. The specific duties and responsibilities of the Compensation Committee are described above under “Board Structure and Committee Composition — Compensation Committee” and in the charter of the Compensation Committee, which is available on the “Corporate Governance” section of our website at www.encoreacq.com.

The compensation payable to our Chairman of the Board and Chief Executive Officer is reviewed and approved by the Compensation Committee in executive session. The compensation payable to our other named executive officers is recommended by the Chairman of the Board and Chief Executive Officer and reviewed and approved by the Compensation Committee.

Timing of Decisions

The Compensation Committee meets each February to establish base salaries for the then-current year, to approve cash bonuses and award equity-based compensation in respect of corporate and executive performance during the preceding year and to review and, as appropriate, make changes to our executive compensation program. At this meeting, the Compensation Committee establishes the performance goals and objectives for the then-current year. The Compensation Committee also meets at other times during the year and acts by written consent when necessary and appropriate. During 2006, the Compensation Committee met three times and acted by written consent on one occasion. The Chairman of the Compensation Committee also met with members of our management team and representatives of Hay Group on several occasions to discuss our executive compensation policies and programs.

The February meeting of the Compensation Committee is typically set at least a year in advance to coincide with the regularly scheduled Board meeting in February. The timing of Board and committee meetings is determined by the Chairman of the Board in consultation with the other Board and committee members. We do not time the release of material non-public information for the purpose of affecting the values of executive compensation. At the time of making equity-based compensation decisions, the Compensation Committee is aware of the earnings results and takes them into account, but it does not adjust the size of grants to reflect possible market reaction. Generally, grants of equity-based compensation are made at the February meeting of the Compensation Committee, although specific grants may be made at other regular meetings to recognize the promotion of an employee, a change in responsibility or a specific achievement.

Use of Compensation Consultant

In considering compensation with respect to 2006, the Compensation Committee considered advice and information from Hay Group in determining the amount and form of compensation for named executive officers and other employees. This work included establishing an updated comparison group of companies, providing relevant market data and alternatives to consider for named executive officer compensation. Management has not engaged Hay Group for any other purpose.

Compensation Program

Elements of Compensation

Our executive compensation program consists of the following elements:

•	base salary;

•	annual incentive compensation, which includes (1) an annual cash bonus and (2) long-term incentive compensation (stock option awards and restricted stock awards); and

•	perquisites and other benefits.

As described in more detail below, these elements are designed to reward corporate and individual performance.

•	Corporate Performance: Corporate performance is measured relative to specified objectives, such as reserve replacement, achievement of budgeted production, the level of our finding and development (“F&D”) costs relative to the peer group, our efficiency ratio relative to the peer group and rates of return on drilling capital. The Compensation Committee also considers other achievements during the year when evaluating corporate performance. For named executive officers assigned to one of our primary operating regions, the corporate performance component relates to both company-wide performance and the performance of the region. In 2006, Mr. Olle was the only named executive officer assigned to a region.

•	Individual Performance: Individual performance is evaluated based on individual expertise, leadership, ethics and personal performance against goals and objectives.

The following table sets forth percentage of base salary and annual incentive compensation in relation to the total direct compensation for 2006:

	Percent of Total Direct Compensation for 2006
		Annual	Stock	Restricted
Name	Base Salary	Cash Bonus	Options(2)	Stock(3)	Total

I. Jon Brumley	17.1%	20.7%	—	62.2%	100%
Jon S. Brumley	20.0%	20.0%	20.0%	40.0%	100%
Robert C. Reeves(1)	20.9%	19.8%	19.8%	39.5%	100%
L. Ben Nivens(1)	29.4%	17.6%	17.7%	35.3%	100%
Thomas H. Olle(1)	33.3%	16.7%	16.7%	33.3%	100%

(1)	Based on base salary at the end of 2006.

(2)	Reflects the grant date fair value of stock options awarded in February 2007 with respect to performance in 2006. For more information, please read “— Annual Incentive Compensation — Stock Option Awards and Restricted Stock Awards — Stock Options” on page 23.

(3)	Reflects the number of shares of restricted stock granted to the named executive officer multiplied by $25.73, the closing price of our common stock on the NYSE on February 12, 2007, which was the date of grant.

When determining compensation adjustments and awards, in addition to considering peer group comparisons and the satisfaction of performance objectives as described below, the Compensation Committee also considers internal pay equity within Encore.

Peer Group Comparisons

The Compensation Committee evaluates the executive compensation programs and practices for our executive officers against an industry peer group in order to achieve a competitive level of compensation. The peer group consists of oil and gas companies that compete with us both for business opportunities and for executive talent. The Compensation Committee compares the companies’ executive compensation programs as a whole, and also compares the pay of individual executives if the jobs are sufficiently similar to make a comparison meaningful. The Compensation Committee uses the peer group data to ensure that named executive officer compensation as a whole is appropriately competitive, given our performance.

For 2006, the industry peer group consisted of the following companies:

•	Bill Barrett Corporation

•	Cabot Oil & Gas Corporation

•	Chesapeake Energy Corporation

•	Cimarex Energy Co.

•	Comstock Resources, Inc.

•	Denbury Resources Inc.

•	Energy Partners, Ltd.

•	EOG Resources, Inc.

•	Forest Oil Corporation

•	The Houston Exploration Company

•	Newfield Exploration Co.

•	Petrohawk Energy Corporation

•	Pioneer Natural Resources Company

•	Plains Exploration & Production Company

•	Pogo Producing Company

•	Quicksilver Resources Inc.

•	Range Resources Corporation

•	Southwestern Energy Company

•	St. Mary Land & Exploration Company

•	Swift Energy Company

•	XTO Energy Inc.

The composition of the peer group is subject to change from time to time based on a review by the Compensation Committee to reflect, among other things, best practices in executive compensation, changes in our business or the business of other companies and changes in the competitive marketplace resulting from mergers and acquisitions or other activity.

Overall, we target total direct compensation (base salary, annual cash bonus and long-term incentives in the form of restricted stock and stock options) for executive officers at between the 50th and 75th percentiles of total direct compensation for similar positions in the peer group, although actual total compensation may be lower than the 50th percentile or higher than the 75th percentile based on corporate performance, individual performance and experience and other factors. We believe that targeting total direct compensation at between the 50th and 75th percentiles is necessary in order for us to attract, retain and motivate executive talent in a very competitive energy marketplace.

Performance Objectives

The Compensation Committee evaluates our financial condition and results of operations, our performance in light of oil and natural gas industry fundamentals and how effectively management adapts to changing industry conditions and opportunities during the year in preparing itself to capitalize on opportunities in the future. In addition, in February 2006, the Compensation Committee established the following five objectives to measure our performance during 2006:

•	Budgeted Production: achieve budgeted oil and natural gas production.

•	Rate of Return: realize a 15% rate of return on capital invested in drilling projects at a pre-determined price deck (using a budgeted price deck equal to $60.00 per barrel for oil and $9.00 per thousand cubic feet (“Mcf”) for natural gas).

•	F&D Costs: manage F&D costs so that they are lower than such costs for 50% of the companies in the peer group.

•	Efficiency Ratio: achieve an efficiency ratio (defined as EBITDAX divided by three-year F&D costs) that is higher than 50% of the companies in the peer group.

•	Reserve Replacement: add reserves at least equal to production through acquisitions or internal growth using the same price deck described above.

During 2006, we were able to achieve the reserve replacement objective, but did not achieve the production, rate of return or efficiency ratio objectives. We also believed that we achieved the F&D cost objective but were unable to verify the achievement as of February 12, 2007, the date of the Compensation Committee meeting, due to incomplete information from companies in our peer group. We have subsequently been able to determine that we achieved the F&D cost objective for 2006. We had a challenging year in 2006 due to a variety of factors, including the following:

•	lower production due to, among other things, the following:

•	HPAI response being below our original expectations as a result of (1) a lack of sustained air injection due to delays in converting injection wells, (2) faulty seal assemblies in injection wells, and (3) different reservoir qualities and characteristics throughout the fields;

•	lower non-operated volumes in the Mid-Continent area;

•	rig delays due to the tight market in the Mid-Continent and West Texas; and

•	various industry-based service issues related to drilling and completion;

•	increased service costs and high operating costs; and

•	overall rig delays and inefficiencies.

To some degree, our past success was a reason for our disappointing results in 2006. Our inventory of drilling projects was riskier than we expected but, more importantly, costs escalated at a rate much faster than we anticipated. We did not have sufficient operations in certain areas to guarantee quality rig availability. In other words, we did not have the market strength in some areas to demand the most efficient rigs with the appropriate level of responsiveness. To enhance our inventory, we entered into a joint development agreement with ExxonMobil, farmed-in drilling locations from majors and independents in New Mexico and evaluated a large property acquisition in December of 2006 that we were successful in purchasing.

2006 was also a year of many positive accomplishments, including, among others, the following:

•	record production of 30,807 barrels of oil equivalent (“BOE”) per day, an increase of 8% over 2005;

•	reserve replacement of 179% of production;

•	an increase in total reserves of 27.5 million BOE from our capital program (20.1 million BOE after revisions);

•	implementation of Phase III of our high-pressure air injection project at the Pennel Unit in the Cedar Creek Anticline;

•	implementation of two new improved waterfloods in the Cedar Creek Anticline, one in the South Pine Unit in the Red River U4 and one in the Coral Creek Unit in the Red River U4;

•	initiation of a pilot polymer injection program on our Bell Creek properties to reduce the amount of water injection needed to recover oil;

•	the discovery of the Travis Peak field on our acreage in East Texas where we successfully drilled six new wells;

•	entering into a joint development agreement with ExxonMobil Corporation to develop legacy natural gas fields in West Texas; and

•	establishment of operations in New Mexico, including acquiring or farming-in approximately 10,500 gross acres, identifying and securing approximately 30 low-risk infill locations, drilling three operated wells and participating in two non-operated wells.

In addition, we spent considerable effort in the fourth quarter of 2006 evaluating the purchase of oil and natural gas properties in the Big Horn Basin of Wyoming and in the Williston Basin of Montana and North Dakota. In January 2007, our efforts were rewarded when we entered into agreements to acquire the Big Horn Basin assets and the Williston Basin assets from Anadarko Petroleum Corporation. These properties bring new reserves, steady production and additional upsides to our portfolio and are an excellent strategic fit for our company.

We also spent considerable effort in the fourth quarter of 2006 evaluating whether certain of the Big Horn Basin properties would be appropriate candidates for inclusion in a master limited partnership subsidiary (an “MLP”) that would offer common units to the public. After completing our analysis and being the successful bidder for the Big Horn Basin properties, we announced in January 2007 that we intend to move forward with the MLP and to use proceeds to reduce debt. Any sale of common units would be registered under the Securities Act of 1933, and such common units would only be offered and sold by means of a prospectus. This proxy statement does not constitute an offer to sell or the solicitation of any offer to buy any securities, and there will not be any sale of any such securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state.

We realigned our executive team at the end of 2006 to take better advantage of certain skills of key executives. We moved Ben Nivens from Chief Financial Officer back into operations and placed him over all of our regions. We also realigned our drilling operations and some of the regional responsibilities of certain members of our technical staff. We promoted Bob Reeves to Chief Financial Officer from Senior Vice President, Chief Accounting Officer and Controller.

We have also created an intense accountability system that is real-time and focuses on lease operating expense, capital accountability, and reserve efficiency.

In light of the 2006 results, we decided to return to our core abilities and emphasize secondary and tertiary oil operations in our core areas of expertise in the Rockies and Permian Basin. We are currently evaluating the divestiture of certain oil and natural gas properties in the Mid-Continent, which we expect to complete late in the second quarter of 2007, and will use the proceeds to pay down debt.

Our realignment efforts and ideas were initiated during the fourth quarter of 2006 and first quarter of 2007. We believe that the purchase of the Big Horn Basin and the Williston Basin properties, the divestiture of certain Mid-Continent properties and the creation of the MLP will have positive effects on our operations and financial condition in 2007 and forward. We believe that the realignment of people, assets and direction will put us back on track in 2007.

Base Salaries

We provide named executive officers with a base salary that is commensurate with the peer group. The base salary for each named executive officer reflects his position, responsibilities and contributions relative to other executives and applicable peer group data provided by an outside consultant. Salaries are typically reviewed in February of each year as part of our performance and compensation review process, as well as at other times to recognize a promotion or change in job responsibilities or market positioning.

During 2006, our named executive officers received the following base salaries:

Name	2006 Base Salary(1)

I. Jon Brumley	$350,000
Jon S. Brumley	$475,000
Robert C. Reeves	$225,000	(2)
L. Ben Nivens	$250,000	(2)
Thomas H. Olle	$200,000	(2)

(1)	Effective March 1, 2006 unless otherwise indicated.

(2)	In November 2006, the base salaries for Mr. Reeves, Mr. Nivens and Mr. Olle were changed in response to promotions and changes in responsibilities.

In evaluating the base salaries of our named executive officers, the Compensation Committee considered the historical and expected future performance of each such executive and competitive market data. In general, the Compensation Committee targets base salaries for our executive officers at between the 50th and 75th percentiles of base salaries for similar positions in the peer group, although base salaries may be lower than the 50th percentile or higher than the 75th percentile based on individual performance and experience, corporate performance and other factors. Based on a review of base salaries for the peer group and after considering the individual performance of each executive, the Compensation Committee increased the base salaries of our named executive officers as follows (effective as of March 1, 2007):

		Increase Over 2006
Name	2007 Base Salary	$	%

I. Jon Brumley	$350,000	—	—
Jon S. Brumley	$550,000	$75,000	15.8%
Robert C. Reeves	$310,000	$85,000	37.8	%(1)
L. Ben Nivens	$295,000	$45,000	18.0	%(1)
Thomas H. Olle	$215,000	$15,000	7.5	%(1)

(1)	Represents the change in base salary from the end of 2006.

Annual Incentive Compensation

General

In general, an executive’s annual incentive compensation consists of the following:

•	25% annual cash bonus;

•	50% restricted stock; and

•	25% stock options.

We believe that making 75% of an executive’s annual incentive compensation contingent on long-term stock price performance more closely aligns the executive’s interests with those of our stockholders.

Although the equity component of annual incentive compensation typically consists of 50% restricted stock and 25% stock options, the mix of restricted stock and stock options may vary, however, depending on the individual circumstances of the named executive officer. For example, named executive officers that are at or near retirement age may be awarded restricted stock instead of stock options because restricted stock continues to vest after retirement, subject to the achievement of performance and time-based vesting conditions that were applicable prior to retirement.

Annual Cash Bonuses

An executive’s annual cash bonus is set at a level intended to result in 25% of the executive’s total annual incentive compensation being paid in cash. The amount of the annual cash bonus is not subject to any maximum or minimum thresholds; instead, annual cash bonus is determined by the Compensation Committee on an annual basis after considering corporate performance, individual performance and peer group comparisons. In general, 50% of an executive’s annual cash bonus is based on corporate performance and 50% of an executive’s annual cash bonus is based on individual performance.

We had a challenging year in 2006, and despite many positive accomplishments, we did not satisfy several of the performance objectives established by the Compensation Committee. As a result, annual cash bonuses were lower than would be expected during a year when we achieved our stated objectives or otherwise exceeded expectations. In setting total incentive compensation, the Compensation Committee typically establishes the amount of the annual cash bonus. The long-term equity component is then determined based on a formula where the total long-term incentive compensation will be as follows: a restricted stock grant equal to two times the annual cash bonus and a stock option grant equal to one times the annual cash bonus. Because we had a difficult year in 2006 and did not satisfy some of our performance objectives, the cash bonus was less than it would have been otherwise and, because of the multiplier effect of the long-term incentive compensation element to annual cash bonus, the equity component of annual incentive compensation was also less in proportion.

The following table sets forth the amount of each named executive officer’s annual cash bonus for 2006 and 2005 and the change in 2006 as compared to 2005:

			Increase
	Total Annual Cash	Total Annual Cash	(Decrease) in 2006
Name	Bonus for 2006	Bonus for 2005	Compared to 2005

I. Jon Brumley	$425,000	$700,000	$(275,000)
Jon S. Brumley	$475,000	$525,000	$(50,000)
Robert C. Reeves(1)	$212,500	$90,000	$122,500
L. Ben Nivens(1)	$150,000	$100,000	$50,000
Thomas H. Olle	$100,000	$160,000	$(60,000)

(1)	Both Mr. Reeves and Mr. Nivens were promoted to positions of greater responsibility in 2006 and, therefore, their bonus potential for 2006 was significantly greater than in 2005.

Stock Option Awards and Restricted Stock Awards

The Compensation Committee makes stock option and restricted stock grants in amounts intended to result in approximately 75% of the executive’s total annual incentive compensation being equity based. The Compensation Committee believes that making approximately 75% of an executive’s compensation contingent on long-term stock price performance more closely aligns the executive’s interests with those of our stockholders. Like cash bonuses, stock options and restricted stock awards reflect progress toward our corporate goals and individual performance. However, when the annual cash bonus is not as large, for key executives the total amount of annual incentive compensation is decreased because of the multiplier effect relating to equity-based compensation.

Stock Options.  The Compensation Committee generally grants stock options with a value equal to the value of the annual cash bonus. The following table sets forth stock option grants on February 12, 2007 with respect to each named executive officer’s performance in 2006:

Name	Shares Underlying Options	Grant Date Fair Value(1)

I. Jon Brumley	—	—
Jon S. Brumley	42,563	$475,000
Robert C. Reeves	19,041	$212,500
L. Ben Nivens	13,441	$150,000
Thomas H. Olle	8,961	$100,000

(1)	We determined the grant date fair value per option to be $11.16 for all employee stock option awards granted on February 12, 2007 using the Black-Scholes option-pricing model under Statement of Financial Accounting Standard No. 123R (Share-Based Payment) (“SFAS 123R”) with the following assumptions:

Dividend yield	0.0%
Expected volatility	35.7%
Risk-free interest rate	4.8%
Expected option life (in years)	6.0

Stock options vest in three equal annual installments beginning on the first anniversary of the date of grant, subject to earlier vesting on a change in control or the termination of an employee’s employment due to death or disability and to such other terms as are set forth in the award agreement.

Due to Mr. I. Jon Brumley’s age, his equity-based compensation is entirely in restricted stock and does not include stock options.

Restricted Stock Awards.  The Compensation Committee generally grants restricted stock with a value equal to twice the value of the annual cash bonus. The Compensation Committee believes that restricted stock provides a more immediate benefit for purposes of attracting, retaining and motivating employees in an intensely competitive environment for executive talent.

The following table sets forth awards of restricted stock on February 12, 2007 with respect to each named executive officer’s performance in 2006:

Name	Shares of Restricted Stock	Grant Date Fair Value(1)

I. Jon Brumley	49,553	$1,275,000
Jon S. Brumley	36,922	$950,000
Robert C. Reeves	16,518	$425,000
L. Ben Nivens	11,660	$300,000
Thomas H. Olle	7,773	$200,000

(1)	Determined by multiplying the number of shares of restricted stock granted to a named executive officer by $25.73, the closing price of our common stock on the NYSE on February 12, 2007, which was the date of grant.

Restricted stock awards granted to the our executive officers (and certain other members of management) with respect to 2006 have both a time-based vesting component and a performance-based vesting component, as follows:

•	Time-based vesting component: restricted stock awards vest in four equal annual installments beginning on the first anniversary of the date of grant.

•	Performance-based vesting component: restricted stock awards vest if, and only if, we achieve any one of the following performance goals during the fiscal years ending either 2007 or 2008:

•	on a BOE basis using prices of $62.65 per barrel of oil and $8.06 per Mcf of natural gas, our proved oil and natural gas reserves at December 31, 2007, minus our proved oil and natural gas reserves at December 31, 2006, is greater than zero; or

•	our F&D costs for the year ending December 31, 2007 are less than the F&D costs of at least 50% of the companies constituting the compensation peer group; or

•	on a BOE basis using prices of $62.65 per barrel of oil and $8.06 per Mcf of natural gas, our proved oil and natural gas reserves at December 31, 2008, minus our proved oil and natural gas reserves at December 31, 2007 is greater than zero; or

•	our F&D costs for the year ending December 31, 2008 are less than the F&D costs of at least 50% of the companies constituting the compensation peer group.

If as of December 31, 2008, we have not achieved one of the performance-based conditions set forth above, then all shares of restricted stock subject to those awards will be immediately forfeited.

Restricted stock awards may also vest earlier in the event of a change in control or the termination of an employee’s employment due to death or disability.

Perquisites and Other Benefits

Perquisites

Our named executive officers generally do not receive benefits that are not available to all employees. For example, we provide all employees with a health club membership. Other than Mr. I. Jon Brumley’s use of our aircraft as described below, the aggregate value of all perquisites did not exceed $10,000 for any named executive officer during 2006.

The Compensation Committee has considered and approved Mr. I. Jon Brumley’s personal use of our aircraft for travel to and from Houston, Texas in connection with medical treatments for Mr. Brumley’s wife at MD Anderson Cancer Center. The aggregate incremental cost for personal use of our aircraft by Mr. and Mrs. Brumley was $50,521 in 2006.

Other Benefits

We seek to provide benefit plans, such as medical, life and disability insurance, in line with market conditions. Executive officers are eligible for the same benefit plans provided to other exempt employees, including insurance plans and supplemental plans chosen and paid for by employees who wish additional coverage. We do not have any special insurance plans for executive officers.

Post-Employment Benefits

On February 11, 2003, the Board adopted the Employee Severance Protection Plan, which provides all full-time employees with severance payments and benefits upon certain terminations of employment occurring from 90 days prior to until two years following a Change-in-Control (as defined in the plan). If during such time period, a named executive officer is involuntarily terminated by us other than for cause or he resigns for Good Reason (as defined in the plan), the officer will receive the following:

•	cash equal to twice his annual salary and bonus;

•	continued medical, dental and life insurance coverage for up to 36 months;

•	automatic vesting of all his stock options and restricted stock; and

•	an additional amount to “gross up” the amount, if any, of excise tax payable by the officer under the golden parachute provisions of the Internal Revenue Code (the “Code”) such that after payment of excise tax and income taxes on the gross up payment, the officer will retain an amount sufficient to cover the excise tax.

For more information regarding the Employee Severance Protection Plan, including potential payments, please read “Potential Payments Upon Termination or Change-in-Control — Change-in-Control” on page 30.

Stock Ownership Guidelines

In February 2005, the Compensation Committee adopted stock ownership guidelines that require each executive officer (and certain other members of management) to own shares of our common stock with a value at least equal to such person’s base salary. Until this guideline is achieved, the executive officer (or other member of management) will be required to retain at least 25% of his or her restricted stock for a period of two years after vesting. Our stock ownership guidelines are designed to increase executives’ equity stakes in us and to align executives’ interests more closely with those of our stockholders.

Impact of Tax and Accounting Treatment

Accounting Treatment

Effective January 1, 2006, we adopted SFAS 123R, which requires that companies recognize in their financial statements the cost of employee services received in exchange for awards of equity instruments based on the grant date fair value of those awards. We utilize a standard option pricing model (i.e., Black-Scholes) to estimate the grant date fair value of stock options to be recorded in the financial statements over the applicable service period as required by SFAS 123R.

Tax Treatment

Incentive Stock Options

Some of the options issued to our officers under our stock option plan are intended to constitute “incentive stock options” within the meaning of Section 422 of the Code of 1986, as amended (the “Code”), while other options granted under our stock option plan are non-qualified stock options. Under rules applicable to U.S. corporations such as us, no deduction is available to the employer corporation upon the grant or exercise of an incentive stock option (although a deduction may be available if the employee sells the shares so purchased before the applicable holding period — generally one year from the date of exercise — expires), whereas, upon exercise of a non-qualified stock option, the employer corporation is entitled to a deduction in an amount equal to the income recognized by the employee. The tax treatment of stock options qualifying as incentive stock options is generally more favorable to employees than the tax treatment accorded non-qualified stock options, in that gain on the difference between the fair market value of our stock and the exercise price is not taxed until ultimate disposition of our shares rather than at exercise. This gain is permanently excluded from social security and Medicare taxes and, if the applicable holding period is met, this gain will be taxed at more favorable capital gains rates.

Corporate Tax Deduction on Compensation in Excess of $1 Million a Year

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the Chief Executive Officer or any of the four other most highly compensated officers. Performance-based compensation arrangements may qualify for an exemption from the deduction limit if they satisfy various requirements under Section 162(m). Although we consider the impact of this rule when developing and implementing our executive compensation program, we believe that it is important to preserve flexibility in designing compensation programs. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m). While our performance-based restricted stock and stock option awards are intended to meet the requirements for “qualified performance-based compensation” (as defined in the Code), amounts paid under our other compensation programs may not qualify for this exemption.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed with our management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee of the Board

James A. Winne III, Chairman
Martin C. Bowen
Ted Collins, Jr.

Summary Compensation Table

The following table summarizes the total compensation awarded to, earned by, or paid to our named executive officers with respect to 2006:

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
	Year	Salary	Bonus	Awards(1)	Awards(2)	Compensation	Earnings	Compensation(3)		Total

I. Jon Brumley	2006	$375,000	$425,000	$2,901,880	$210,166	—	—	$63,121	(4)	$3,975,167
Chairman of the Board
Jon S. Brumley	2006	$458,333	$475,000	$811,756	$524,736	—	—	$12,600		$2,282,425
Chief Executive
Officer and President
Robert C. Reeves	2006	$204,375	$212,500	$161,616	$90,910	—	—	$12,600		$682,001
Senior Vice President,
Chief Financial Officer and Treasurer
L. Ben Nivens	2006	$221,250	$150,000	$131,520	$50,052	—	—	$12,600		$565,422
Senior Vice President and Chief Operating Officer
Thomas H. Olle	2006	$239,583	$100,000	$263,633	$186,574	—	—	$12,600		$802,390
Vice President, Mid-Continent

(1)	This amount reflects the compensation cost recognized by us during 2006 under SFAS 123R for grants made in 2006 and prior years. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect Encore’s recognized compensation expense for these awards under SFAS 123R, and do not correspond to the actual value that will be recognized by the named executive officers.

(2)	This amount reflects the compensation cost recognized by us during 2006 under SFAS 123R for grants made in 2006 and prior years. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The fair values of each grant as estimated on the date of grant using the Black-Scholes option-pricing model, along with the assumptions used in each year, is as follows:

	2006	2005	2004	2003

Dividend yield	0.0%	0.0%	0.0%	0.0%
Expected volatility	42.8%	46.0%	34.8%	36.5%
Risk-free interest rates	4.6%	3.7%	3.2%	3.0%
Expected option life (in years)	6.0	6.0	6.0	4.0
Weighted-average fair value per share	$14.96	$12.99	$6.75	$4.41

These amounts reflect Encore’s recognized compensation expense for these awards under SFAS 123R, and do not correspond to the actual value that may be realized by the named executive officers.

(3)	Includes matching contributions to our 401(k) Plan of $12,600 for each named officer in 2006.

(4)	Includes $50,521 related to use of our aircraft for travel to and from Houston, Texas in connection with medical treatments for Mr. I. Jon Brumley’s wife at MD Anderson Cancer Center.

Grants of Plan-Based Awards for 2006

The following table contains information with respect to the grant of plan-based awards to the named executive officers in 2006.

		Estimated Future
		Payouts Under	All Other Option
		Equity Incentive	Awards: Number of	Exercise or Base	Grant Date Fair
		Plan Awards	Securities	Price of Option	Value of Stock and
	Grant Date	Target (Shares)	Underlying Options	Awards	Option Awards(1)

I. Jon Brumley	2/15/2006	67,524	—	—	$2,100,000
Jon S. Brumley	2/15/2006	33,762	29,949	$31.10	$1,498,037
Robert C. Reeves	2/15/2006	5,788	5,134	$31.10	$256,805
L. Ben Nivens	2/15/2006	6,431	5,705	$31.10	$285,347
Thomas H. Olle	2/15/2006	10,289	9,127	$31.10	$456,540

(1)	The grant date fair value of each award, which has been computed in accordance with SFAS 123R, is as follows:

			Total Reflected in
			Grant Date Fair
	Restricted Stock	Stock Options	Value Column

I. Jon Brumley	$2,100,000	—	$2,100,000
Jon S. Brumley	$1,050,000	$448,037	$1,498,037
Robert C. Reeves	$180,000	$76,805	$256,805
L. Ben Nivens	$200,000	$85,347	$285,347
Thomas H. Olle	$320,000	$136,540	$456,540

Restricted stock awards granted to the our executive officers (and certain other members of management) during 2006 have both a time-based vesting component and a performance-based vesting component, as follows:

•	Time-based vesting component: restricted stock awards vest in four equal annual installments beginning on the first anniversary of the date of grant.

•	Performance-based vesting component: restricted stock awards vest if and only if we achieve any one of the following performance goals during either 2006 or 2007:

•	on a BOE basis using prices of $60.00 per barrel of oil and $9.00 per Mcf of natural gas, our proved oil and natural gas reserves at December 31, 2006, minus our proved oil and natural gas reserves at December 31, 2005, is greater than our production of oil and natural gas during the year ended December 31, 2006; or

•	our F&D costs for the year ended December 31, 2006 was less than the F&D costs of at least 50% of the companies constituting the compensation peer group; or

•	on a BOE basis using prices of $60.00 per barrel of oil and $9.00 per Mcf of natural gas, our proved oil and natural gas reserves at December 31, 2007, minus our proved oil and natural gas reserves at December 31, 2006 is greater than our production of oil and natural gas during the year ended December 31, 2007; or

•	our F&D costs for the year ended December 31, 2007 was less than the F&D costs of at least 50% of the companies constituting the compensation peer group.

If as of December 31, 2007, we had not achieved one of the performance-based conditions set forth above, then all shares of restricted stock subject to those awards would have been immediately forfeited. On February 13, 2007, the Compensation Committee determined that we had satisfied at least one of the performance-based conditions with respect to the restricted stock awards granted during 2006 and, therefore, such awards are now subject only to the time-based vesting component.

Restricted stock awards may also vest earlier in the event of a change in control or the termination of an employee’s employment due to death or disability.

Outstanding Equity Awards at Year-End 2006

The following table sets forth information concerning the outstanding equity awards made to each named executive officer as of December 31, 2006.

		Option Awards(1)(2)				Stock Awards(1)
									Equity
									Incentive
									Plan
								Equity	Awards:
								Incentive	Market or
								Plan	Payout
								Awards:	Value of
								Number of	Unearned
							Market	Unearned	Shares,
		Number of	Number of			Number of	Value of	Shares,	Units or
		Securities	Securities			Shares or	Shares or	Units or	Other
		Underlying	Underlying			Units of	Units of	Other	Rights
		Unexercised	Unexercised	Option	Option	Stock That	Stock That	Rights That	That
		Options	Options	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
	Grant Date	Exercisable	Unexercisable	Price	Date	Vested(3)	Vested(4)	Vested(3)(5)	Vested(4)

I. Jon Brumley	03/08/2001	44,357	—	$9.3330	03/08/2011	N/A	N/A	N/A	N/A
	10/23/2001	60,000	—	8.4000	10/23/2011	N/A	N/A	N/A	N/A
	11/22/2002	130,644	—	12.4000	11/22/2012	11,875	$291,294	N/A	N/A
	02/10/2004	62,241	31,120	17.1733	02/10/2014	42,421	1,040,587	N/A	N/A
	02/14/2005	—	—	—	—	79,125	1,940,936	N/A	N/A
	02/15/2006	—	—	—	—	N/A	N/A	67,524	$1,656,364

Jon S. Brumley	03/08/2001	76,500	—	$9.3330	03/08/2011	N/A	N/A	N/A	N/A
	10/23/2001	60,000	—	8.4000	10/23/2011	N/A	N/A	N/A	N/A
	11/22/2002	58,065	—	12.4000	11/22/2012	5,357	$131,407	N/A	N/A
	02/10/2004	45,643	22,821	17.1733	02/10/2014	15,555	381,564	N/A	N/A
	02/14/2005	10,091	20,178	26.5467	02/14/2015	33,900	831,567	N/A	N/A
	02/15/2006	—	29,949	31.1000	02/15/2016	N/A	N/A	33,762	$828,182

Robert C. Reeves	03/08/2001	26,250	—	$9.3330	03/08/2011	N/A	N/A	N/A	N/A
	10/23/2001	30,000	—	8.4000	10/23/2011	N/A	N/A	N/A	N/A
	11/22/2002	15,483	—	12.4000	11/22/2012	1,428	$35,029	N/A	N/A
	02/10/2004	8,299	4,149	17.1733	02/10/2014	2,827	69,346	N/A	N/A
	06/30/2004	—	—	—	—	1,838	45,086	N/A	N/A
	02/14/2005	1,680	3,360	26.5467	02/14/2015	5,655	138,717	N/A	N/A
	02/15/2006	—	5,134	31.1000	02/15/2016	N/A	N/A	5,788	$141,980

L. Ben Nivens	11/22/2002	296	—	$12.4000	11/22/2012	653	$16,018	N/A	N/A
	11/21/2003	809	—	13.6067	11/21/2013	1,506	36,942	N/A	N/A
	06/30/2004	—	—	—	—	1,754	43,026	N/A	N/A
	02/14/2005	214	428	26.5467	02/14/2015	1,438	35,274	N/A	N/A
	02/15/2006	—	5,705	31.1000	02/15/2016	N/A	N/A	6,431	$157,752

Thomas H. Olle	03/18/2002	15,000	—	$9.3600	03/18/2012	N/A	N/A	N/A	N/A
	11/22/2002	15,483	—	12.4000	11/22/2012	1,428	$35,029	N/A	N/A
	02/10/2004	20,747	10,373	17.1733	02/10/2014	7,069	173,403	N/A	N/A
	02/14/2005	3,350	6,700	26.5467	02/14/2015	11,325	277,802	N/A	N/A
	02/15/2006	—	9,127	31.1000	02/15/2016	N/A	N/A	10,289	$252,389

(1)	Reflects the three-for-two stock split in July 2005.

(2)	Stock options vest and become exercisable in three equal annual installments beginning on the first anniversary of the date of the grant.

(3)	Restricted stock awards granted prior to 2005 vest in three equal annual installments beginning on the third anniversary of the date of grant. Restricted stock awards granted during 2005 and 2006 vest in four equal annual installments beginning on the first anniversary of the date of grant. All restricted stock awards are subject to forfeiture if certain performance objectives are not satisfied and to accelerated vesting on a change in control or the termination of the employee’s employment due to death or disability and to such other terms as are set forth in the award agreement. Holders of restricted stock have the right to vote and to receive dividends paid with respect to shares of restricted stock.

(4)	Calculated using the closing price of our common stock on the NYSE on December 29, 2006 of $24.53.

(5)	In February 2007, the Compensation Committee determined that Encore had satisfied at least one of the performance-based conditions with respect to the restricted stock awards granted during 2006 and, therefore, such awards are now subject only to time-based vesting.

Option Exercises and Stock Vested

The following table sets forth the number of shares acquired upon exercise of stock options and vesting of and restricted stock awards, and the value realized upon exercise or vesting of such awards, for each of our named executive officers in 2006.

	Option Awards		Stock Awards
			Number of
	Number of	Value	Shares	Value
	Shares	Realized	Acquired	Realized
	Acquired	on	on	on
	on Exercise	Exercise	Vesting	Vesting(1)

I. Jon Brumley	—	—	11,875	$304,356
Jon S. Brumley	—	—	5,357	$137,300
Robert C. Reeves	—	—	3,266	$85,912
L. Ben Nivens	—	—	3,160	$83,216
Thomas H. Olle	—	—	1,428	$36,600

(1)	Represents the number of shares of restricted stock multiplied by the closing price of our common stock on the vesting date.

Pension Benefits

We do not maintain any plans that provide for payments or other benefits at, following or in connection with retirement.

Non-Qualified Deferred Compensation

We do not maintain any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified under the Code.

Potential Payments Upon Termination or Change-in-Control

Cash Severance

Except as described below under “Change-in-Control,” our employees do not receive any cash severance payments in connection with a termination of employment. In the past, we have paid certain named executive officers a cash severance on a case-by-case basis in exchange for a release and agreement to certain post-employment covenants.

Stock Options and Restricted Stock Awards

All salaried employees who receive stock options or restricted stock are subject to the same terms and conditions in the event of a termination or change in control.

Termination other than upon Normal Retirement, Change-in-Control, Death or Disability

Upon termination other than upon normal retirement, Change-in-Control, death or disability, options may be exercised to the extent exercisable at termination for a period of three months and any unvested restricted stock is forfeited.

Termination upon Normal Retirement

All salaried employees who receive restricted stock continue to vest upon normal retirement as if they were still employed by us. There are no special provisions related to retirement under our stock option agreements. Upon termination for any reason other than death, disability or in connection with a Change-in-Control, options may be exercised to the extent exercisable at termination for a period of three months.

Termination upon Change-in-Control

Upon a Change-in-Control (as described below under “Change-in-Control”), unless otherwise determined by the Compensation Committee, all options and restricted stock awards will vest and become exercisable and all transfer restrictions and vesting requirements on options and restricted stock awards will lapse. In such event, all awards will be cashed out based on the highest price per share paid in connection with the Change-in-Control transaction.

Termination upon Death or Disability

Upon death or disability, all stock options become fully exercisable and remain exercisable for two years (or the full term, if less). Upon death, all restricted stock awards become vested as to service-based vesting conditions but remain subject to the performance-based vesting conditions. Upon disability, all restricted stock awards continue to vest as if the participant remained employed for 18 months, but remain subject to the performance-based vesting conditions.

Change-in-Control

On February 11, 2003, the Board adopted the Employee Severance Protection Plan, which provides our employees with severance payments and benefits upon certain terminations of employment occurring from 90 days prior to until two years following a Change-in-Control (as described below). Our plan is considered a “double-trigger” plan that requires not only a Change-in-Control but also a termination of employment. If during the applicable time period, a named executive officer is involuntarily terminated by us or our successor other than for cause or he resigns for Good Reason (as described below), the officer will receive the following:

•	cash equal to twice his annual salary and bonus;

•	continued medical, dental and life insurance coverage for up to 36 months;

•	automatic vesting of all his stock options and restricted stock; and

•	an additional amount to “gross up” the amount, if any, of excise tax payable by the officer under the golden parachute provisions of the Code such that after payment of excise tax and income taxes on the gross up payment, the officer will retain an amount sufficient to cover the excise tax.

The Employee Severance Protection Plan also obligates us to maintain minimum level of director and officer liability insurance for a period of 36 months following the date any officer is entitled to benefits under the plan.

Generally, a Change-in-Control occurs upon (1) the acquisition by a party of 40% or more of the voting securities of Encore unless the party owned 20% prior to February 11, 2003; (2) a majority of the Board no longer consists of persons who were Board members on February 11, 2002 or persons appointed to the Board by those members (“Incumbent Directors”); (3) approval by Encore’s stockholders of a complete liquidation or dissolution; or (4) approval by Encore’s stockholders of a reorganization, merger, share exchange, consolidation or a sale of all or substantially all of Encore’s assets, unless (a) more than 60% of the voting securities of the new entity are held by persons who were Encore stockholders immediately prior to the transaction, (b) no person holds more than 40% of the new entity, unless such person held 40% of the voting securities immediately prior to the transaction and (c) a majority of the board of the new entity are Incumbent Directors. A resignation for Good Reason occurs when an officer resigns as a result of a reduction in his titles, duties, responsibilities, compensation level or the relocation of his place of employment.

The following table shows the potential payments to our named executive officers under the Employee Severance Protection Plan, assuming that the employee was involuntarily terminated or resigned for Good Reason on December 31, 2006:

	I. Jon Brumley	Jon S. Brumley	Robert C. Reeves	L. Ben Nivens	Thomas H. Olle

Cash severance	$1,550,000	$1,900,000	$875,000	$800,000	$600,000
Insurance coverage	57,964	56,698	57,385	24,258	57,899
Stock Options(1)(2)	1,243,579	914,451	189,303	4,535	220,314
Restricted Stock(1)(3)	5,550,101	2,446,414	484,344	325,419	831,666
Tax Gross Up	1,325,241	1,231,317	456,038	340,016	306,721

Total	$9,726,885	$6,548,880	$2,062,070	$1,494,228	$2,016,600

(1)	Under our 2000 Incentive Stock Plan, options (other than incentive stock options) and restricted stock will be cashed out in the event of a Change-in-Control at the highest price per share paid for our stock within the 60 days prior to the change in control. Accordingly, these amounts, other than options which qualify as incentive stock options, have been calculated using the price of $27.62, the highest price per share paid for our common stock on the NYSE in the 60 days prior to December 31, 2006. For incentive stock options, these amounts have been calculated using the closing price of our common stock on the NYSE on December 29, 2006 of $24.53. Options and restricted stock will automatically vest upon a Change-in-Control even without a termination of employment.

(2)	Reflects the automatic vesting of unvested stock options, multiplied by the difference between $27.62 ($24.53 in the case of incentive stock options) and the exercise price of the previously unvested stock options. Certain unvested stock options are excluded from the table above because the exercise price exceeds $27.62, and amounts which would be payable with respect to already vested options are not included in the table, except to the extent that the highest price per share feature results in an increase in the amount payable with respect to an option. The amounts that would be payable with respect to vested options, based on the $24.53 per share closing price as of December 29, 2006, are as follows: Mr I. Jon Brumley, $3,684,480; Mr. Jon S. Brumley, $3,170,458; Mr. Reeves, $1,131,675; Mr. Nivens, $12,427; and Mr. Olle, $567,988.

(3)	Reflects the automatic vesting of unvested shares of restricted stock, multiplied by $27.62 per share.

DIRECTOR COMPENSATION

The following table sets forth a summary of the compensation paid to non-employee directors in 2006:

					Change in
					Pension Value
					and Nonqualified
				Non-Equity	Deferred
	Fees Earned	Stock	Option	Incentive Plan	Compensation	All Other
Name	or Paid in Cash(1)	Awards(2)	Awards	Compensation	Earnings	Compensation	Total(3)

John A. Bailey	$59,000	$159,250	—	—	—	—	$218,250
Martin C. Bowen	72,000	159,250	—	—	—	—	231,250
Ted Collins, Jr.	79,000	159,250	—	—	—	—	238,250
Ted A. Gardner	82,000	159,250	—	—	—	—	241,250
John V. Genova	72,000	159,250	—	—	—	—	231,250
James A. Winne III	79,000	159,250	—	—	—	—	238,250

(1)	Directors receive an annual retainer of $50,000 plus additional fees of $2,000 for attendance at each Board meeting and $1,000 for attendance at each committee meeting. The chair of each committee receives an additional annual fee of $10,000.

(2)	Directors received an annual grant of 5,000 shares of restricted stock. The value of restricted stock grant is based on the closing price of our common stock on May 2, 2006, the date of grant. Shares of restricted stock vest in four equal annual installments beginning on the first anniversary of the date of grant, subject to earlier vesting in the event of a change in control, death or disability and to such other terms as are set forth in the award agreement.

(3)	Encore also reimburses directors for out-of-pocket expenses attendant to Board membership.

AUDIT COMMITTEE REPORT

The Audit Committee is composed solely of independent directors, as defined in the NYSE’s current listing standards and Section 10A(m)(3) of the Exchange Act, and it operates under a written charter adopted by the Board. Committee members may not simultaneously serve on the audit committee of more than two other public companies unless such service is approved by the Board. The composition of the Audit Committee, the attributes of its members and its responsibilities, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees.

During 2006, the Audit Committee was composed of three directors: Messrs. Gardner (Chairman), Bailey and Genova. Each member of the Audit Committee is financially literate and Mr. Gardner meets the definition of an audit committee financial expert as promulgated by the SEC.

As described more fully in its charter, the Audit Committee assists the Board in overseeing (1) the integrity of Encore’s financial statements; (2) Encore’s compliance with legal and regulatory requirements; (3) the independence, qualifications and performance of Encore’s independent registered public accounting firm; and (4) Encore’s performance of its internal audit function. Management is responsible for the preparation, presentation and integrity of Encore’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations.

Encore has retained Weaver Tidwell LLP to perform internal audit functions. Weaver Tidwell LLP reports to the Audit Committee and to management. This firm is responsible for objectively reviewing and evaluating compliance with Encore’s policies and procedures.

Ernst & Young LLP, Encore’s independent registered public accounting firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee has ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace Encore’s independent registered public accounting firm.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters. The Audit Committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.

During 2006, the Audit Committee met eight times, including telephone meetings, to discuss relevant accounting, auditing, internal control and disclosure matters. Meetings were also held to discuss the interim financial information prior to its release to the public and, accordingly, included a discussion of the results of the Statement on Auditing Standards (“SAS”) No. 100, “Interim Financial Information,” reviews performed by Encore’s independent registered public accountants. The Audit Committee’s meetings were conducted with members of management, representatives of Encore’s independent registered public accounting firm and, in certain instances, Encore’s internal auditors. During these meetings, the Audit Committee discussed with Encore’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee reviewed the results of their examinations and their evaluation of Encore’s internal controls, with certain matters discussed in the absence of Encore management. During the year, the Audit Committee also discussed with Encore’s independent registered public accounting firm all matters required by the standards of the PCAOB, including those described in SAS No. 61, as amended, “Communication with Audit Committees.”

The Audit Committee received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” disclosing that they are independent with respect to Encore within the meaning of the Exchange Act as administered by the SEC and the requirements of the Independence Standards Board. The Audit Committee discussed with Ernst & Young LLP any relationships that may have an impact on their objectivity and independence and satisfied itself as to Ernst & Young LLP’s independence. The Audit Committee also considered whether certain non-audit services provided by Ernst & Young LLP were compatible with maintaining Ernst & Young LLP’s independence. The Audit Committee approved, among other things, the amount of fees to be paid to Ernst & Young LLP for audit and non-audit services.

In accordance with existing Audit Committee policy and the more recent requirements of the Sarbanes-Oxley Act, all services to be provided by Ernst & Young LLP are subject to pre-approval by the Audit Committee. The Chairman of the Audit Committee has been delegated the authority to pre-approve audit and non-audit services, with such pre-approvals subsequently reported to the full Audit Committee. Typically, however, the Audit Committee itself reviews the matters to be approved. The Sarbanes-Oxley Act of 2002 prohibits an issuer from obtaining certain non-audit services from its independent registered public accounting firm so as to avoid certain potential conflicts of interest. Encore has not obtained any of these services from Ernst & Young LLP, and Encore is able to obtain such services from other service providers at competitive rates. See “Proposal 2: Ratification of Ernst & Young LLP as Independent Registered Public Accounting Firm” for more information regarding fees paid to Ernst & Young LLP for services in 2006 and 2005.

The Audit Committee reviewed and discussed the audits of Encore’s internal control over financial reporting and its consolidated financial statements as of and for the year ended December 31, 2006 with management and the independent registered public accounting firm. Based on the above-mentioned review and discussions, and subject to the limitations on the Audit Committee’s role and responsibilities described above and in the Audit Committee charter, the Audit Committee recommended to the Board that Encore’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

Audit Committee of the Board

Ted A. Gardner, Chairman
John A. Bailey
John V. Genova

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2007. Stockholders are being asked to ratify the appointment of Ernst & Young LLP at the annual meeting pursuant to Proposal No. 2. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Fees Incurred by Encore for Services Provided by Ernst & Young LLP

The following table shows the fees paid or accrued by us for the audit and other services provided by Ernst & Young LLP for 2006 and 2005:

	Year Ended December 31,
	2006	2005

Audit Fees(1)	$470,421	$442,480
Audit-Related Fees(2)	0	50,000
Tax Fees(3)	0	936
All Other Fees(4)	2,500	2,500

Total	$472,921	$495,916

(1)	Audit fees represent fees for professional services provided in connection with the audit of our consolidated financial statements and review of our quarterly consolidated financial statements and audit services provided in connection with filings with the SEC, including comfort letters, consents and comment letters.

(2)	Audit-related fees consisted of services related to business acquisitions.

(3)	Tax return preparation assistance.

(4)	All other fees consisted of fees for access to Ernst & Young Online, an Internet-based resource for accounting and auditing matters.

Audit Committee’s Pre-Approval Policy and Procedures

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of service and is subject to a specific approval. The Audit Committee requires the independent registered public accounting firm and management to report on the actual fees charged for each category of service at Audit Committee meetings throughout the year.

During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The Chairman of the Audit Committee must report on such approvals at the next scheduled Audit Committee meeting.

All 2006 audit and non-audit services provided by the independent registered public accounting firm were pre-approved.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In October 2004, the Board approved indemnity agreements between Encore and each of its officers and directors. The indemnity agreements provide for indemnification by Encore of each indemnitee to the fullest extent permitted by Delaware law for claims relating to the indemnitee’s service as an officer or director, excluding any claim in which a judgment determines that the indemnitee personally gained financial profit or other advantage to which he was not legally entitled and acted in bad faith or was deliberately dishonest in a manner that was material to the claim. The agreements also provide for advancement of expenses relating to the indemnification obligations and obligate us to purchase and maintain liability insurance for each indemnitee’s acts as an officer or director.

Encore and Mr. I. Jon Brumley and Mr. Jon S. Brumley (collectively, the “rights holders”) are parties to a registration rights agreement dated as of August 18, 1998 that provides the rights holders with registration rights with respect to shares of our common stock held by them. To date, none of the rights holders has effected a registration of securities. We are required under the registration rights agreement to pay for the offering costs for the registrations.

STOCKHOLDER PROPOSALS

Advance Notice Procedures for Director Nominees

For director nominations by a stockholder to be properly made at our annual meeting of stockholders, stockholders must also comply with Section 2.14 of our Second Amended and Restated By-Laws. Under Section 2.14, a stockholder must submit to us, on a timely basis, a written notice setting forth:

•	as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Schedule 14A under the Exchange Act and Rule 14a-11 thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and

•	as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (1) the name and address of such stockholder, as they appear on our books, and of such beneficial owner and (2) the class or series and number of shares which are owned beneficially and of record by such stockholder and such beneficial owner.

For nominations to be properly made at an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to our Corporate Secretary at our principal executive offices not more than 120 days and not less than 90 days prior to the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is more than 30 days before or more than 90 days after the anniversary date of the preceding year’s annual meeting, then to be timely the notice by the stockholder must be delivered not more than 120 days and not less than 90 days prior to the annual meeting or the 10th day on following the day on which public announcement of the date of the annual meeting is first made by us. These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement.

With respect to the 2008 annual meeting, a stockholder’s written notice must be received by Encore not earlier than January 4, 2008 and not later than February 3, 2008. Director nominations should be sent to Corporate Secretary, Encore Acquisition Company, 777 Main Street, Suite 1400, Fort Worth, Texas 76102. We recommend that any such proposal be sent by certified mail with return receipt requested.

Rule 14a-8 Stockholder Proposals

Any stockholder who desires to submit a proposal for inclusion in our proxy statement for the annual meeting of stockholders in 2008 may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible for inclusion, stockholder proposals must be received by our Corporate Secretary no later than December 7, 2007. Proposals should be sent to Corporate Secretary, Encore Acquisition Company, 777 Main Street, Suite 1400, Fort Worth, Texas 76102. We recommend that any such proposal be sent by certified mail with return receipt requested.

Non-Rule 14a-8 Stockholder Proposals

If a stockholder notifies us after February 20, 2008 of an intent to present a proposal at the annual meeting of stockholders in 2008, we will have the right to exercise our discretionary voting authority with respect to such proposal without including information regarding such proposal in our proxy materials. “Discretionary voting authority” is the ability to vote proxies that stockholders have executed and returned to us, on matters not specifically reflected in our proxy materials, and on which stockholders have not had an opportunity to vote by proxy. Proposals should be sent to Corporate Secretary, Encore Acquisition Company, 777 Main Street, Suite 1400, Fort Worth, Texas 76102. We recommend that any such proposal be sent by certified mail with return receipt requested.

SOLICITATION OF PROXIES

Solicitation of proxies may be made by mail, personal interview, telephone or other means by officers, directors and regular employees for which they shall receive no compensation in addition to their normal compensation. We may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the common stock that those companies or persons hold of record. We will reimburse the forwarding expenses of any institution that performs this service. We have engaged our transfer agent, Mellon Investor Services, to assist us in the production of proxy cards and envelopes, the mailing of proxy materials and the tabulation of proxy votes. We will reimburse Mellon Investor Services for its costs, which are not expected to exceed $10,000.

STOCKHOLDER LIST

We will maintain at our corporate offices in Fort Worth, Texas a list of the stockholders entitled to vote at the annual meeting. During the ten days before the annual meeting, any stockholder may examine the list at our Fort Worth office during normal business hours.

ANNUAL REPORT

Our Annual Report to Stockholders for the year ended December 31, 2006 is being mailed to stockholders concurrently with this proxy statement. A copy of our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC, will be sent to any stockholder without charge upon request. Forward written requests to Investor Relations, Encore Acquisition Company, 777 Main Street, Suite 1400, Fort Worth, Texas 76102. Oral requests may be requested at telephone number (817) 877-9955. The Annual Report on Form 10-K is also available on the SEC’s website (www.sec.gov) and our website (www.encoreacq.com).

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker.

* * * * *

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY.  WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN, AND RETURN THE PROXY IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE OR TO VOTE THROUGH THE INTERNET OR TELEPHONE.

By Order of the Board

Philip D. Devlin
Corporate Secretary

Fort Worth, Texas
April 5, 2007

APPENDIX

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSALS 1 and 2.	Please mark here for address change or comments ☐ SEE REVERSE SIDE	Please mark your votes as indicated in ☑ this example
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.
1. ELECTION OF DIRECTORS -

WITHHELD
	Nominees:	FOR ALL	FOR ALL
01	I. Jon Brumley	☐	☐
02	Jon S. Brumley
03	John A. Bailey
04	Martin C. Bowen
05	Ted Collins, Jr.
06	Ted A. Gardner
07	John V. Genova
08	James A. Winne III
FOR ALL, except the nominees you list below: (Write that nominee’s name in the space provided below.)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM -
     To ratify the appointment of the independent registered public accounting firm.

FOR	AGAINST	ABSTAIN
☐	☐	☐

Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
Dated:	, 2007

Signature

Signature if held jointly

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59 PM Eastern Time the business day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY INTERNET
http://www.proxyvoting.com/eac
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
VOTE BY TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
OR
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope
If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
ENCORE ACQUISITION COMPANY
The undersigned hereby appoints I. Jon Brumley, Jon S. Brumley and Philip D. Devlin, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Encore Acquisition Company Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Encore to be held May 3, 2007 or any adjournment thereof, with all powers which the undersigned would possess if present at the Annual Meeting.
(CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

FOLD AND DETACH HERE